Exhibit 23.4
REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the inclusion in this Registration/Proxy Statement on Form S-4, of our reports dated March 24, 2009 with respect to our audit of the consolidated balance sheets of Petrosearch Energy Corporation as of December 31, 2008 and 2007, and related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, which report appears in the Registration/Proxy Statement, and is part of this Registration/Proxy Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration/Proxy Statement.
/s/ Ham, Langston & Brezina, L.L.P.
Houston, Texas
June 15, 2009